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                                                                    EXHIBIT 99.3

For Immediate Release

For More Information Contact:
Don Crosbie                                     Terri Thorson
Blue Wave Systems Inc.                          Motorola Computer Group
(972) 277-4609                                  (602) 438-3287
dcrosbie@dallas.bluews.com                      terri.thorson@motorola.com
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                 BLUE WAVE AND MOTOROLA REVISE TERMS OF MERGER

DALLAS, Texas and TEMPE, Arizona, April 24, 2001 - Blue Wave Systems Inc. (NASDAQ: BWSI) and Motorola, Inc. (NYSE: MOT) announced today that they have agreed to revised terms in connection with Motorola's previously announced acquisition of Blue Wave. Under the terms of the revised merger agreement, Motorola will exchange approximately 7.25 million of its common shares for the fully diluted common shares of Blue Wave, an increase of approximately 750,000 shares from the deal announced on February 21, 2001. In addition, the provisions relating to the upper and lower value limitations and adjustments have been removed. This results in a fixed exchange ratio of .443 shares of Motorola common stock for each fully diluted share of Blue Wave common stock.

Given the softening in the overall economy and the recent turbulent capital market environment, both parties agreed that the transaction terms needed to be revisited. Blue Wave's Board, in reaching its decision to support the revised terms, relied in part on advice from its financial advisors.

Rob Shaddock, Chief Executive Officer of Blue Wave, commented, "We are very pleased to have agreed to revised terms with Motorola. The long-term changes occurring in the telecommunications industry still make this a necessary combination, but we obviously needed to address shareholder value in light of current market conditions. Motorola's Computer Group has always been our preferred partner."

Wayne Sennett, senior vice president and general manager, Motorola Computer Group, said, "The sourcing trends emerging from the current downturn in telecommunications capital spending make the strategic reasoning behind this combination even more compelling. Our mutual customers have endorsed this combination. Despite a very turbulent equity environment, we remain committed to see this acquisition through for the long term benefit of those customers and our shareholders."

Blue Wave and Motorola are working to submit Prospectus and Proxy materials to the SEC for review in the next few weeks. Other regulatory filings will also be made shortly. The transaction, which is subject to regulatory approvals and the approval of Blue Wave's stockholders, is expected to be completed late in the second quarter or early in the third quarter of 2001.
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About Motorola, Inc.

Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. Sales in 2000 were $37.6 billion. www.motorola.com
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Motorola Computer Group is the world's leading supplier of embedded computing platforms for use in telecommunications, network storage, imaging, medical equipment and semiconductor production and test equipment applications. It offers design, manufacturing and systems integration capabilities, as well as a broad range of services and training. MCG is a business unit of the Motorola Integrated Electronic Systems Sector (IESS). IESS provides the DigitalDNA(TM) technology that helps make its customers' products smarter, safer, simpler and more synchronized. Information on Motorola Computer Group and on-line copies of this press release can be accessed at the following URL: www.motorola.com/telecom
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About Blue Wave Systems Inc.

Blue Wave Systems is a leading supplier of high-channel Digital Signal Processing (DSP) subsystems used in telecommunication infrastructure equipment, such as voice over packet (VoIP) gateways, digital wireless communications and intelligent peripherals. The ComStruct(TM) line of telecom infrastructure communication processing subsystems were launched in January 1999. At the heart of the ComStruct line is the company's FACT(TM) software, which enables the DSP subsystem to be rapidly and effectively deployed in a variety of carrier class telecom applications. Blue Wave Systems has been a market leader in DSP board-level products since 1983. Additional information about Blue Wave Systems is available at www.bluews.com.
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MOTOROLA, the Stylized M Logo and all other trademarks indicated as such herein are trademarks of Motorola, Inc. (R) Reg. U.S. Pat. & Tm. Off. CompactPCI is a registered trademark of the PCI Industrial Computer Manufacturers Group. All other product or service names are the property of their respective owners. (C) 2001 Motorola, Inc. All rights reserved. Printed in the U.S.A.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING MOTOROLA'S PROPOSED ACQUISITION OF BLUE WAVE SYSTEMS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT/PROSPECTUS WILL BE FILED WITH THE UNITED STATES SECURITIES AND
EXCHANGE COMMISSION BY MOTOROLA AND BLUE WAVE SYSTEMS. SECURITY HOLDERS MAY RECEIVE A FREE COPY OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER RELATED DOCUMENTS FILED BY MOTOROLA AND BLUE WAVE SYSTEMS AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, COPIES OF DOCUMENTS FILED WITH THE
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COMMISSION BY MOTOROLA AND BLUE WAVE SYSTEMS CAN BE OBTAINED, WITHOUT CHARGE, BY
DIRECTING A REQUEST TO MOTOROLA INVESTOR RELATIONS AT 1303 EAST ALGONQUIN ROAD, SCHAUMBURG, ILLINOIS 60196, TELEPHONE (800) 262-8509, OR TO BLUE WAVE SYSTEMS AT
(972) 277-4600.
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Blue Wave Systems and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Blue Wave with respect to the transactions contemplated by the merger agreement. As of April
20, 2001, the executive officers and directors of Blue Wave as a group beneficially owned approximately 7.96% of Blue Wave Systems common stock. Investors and security holders may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on managements' current expectations and involve risks and uncertainties. The factors below are among some of the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements: the failure of the merger to be consummated in a timely manner or at all; the ability of the companies to successfully integrate Blue Wave System's business and capitalize on the combined technologies; the future evolution of the digital signal processor market and related technology; and those factors in the companies' filings with the Securities and Exchange Commission.